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                                                                   EXHIBIT 4.10


                                  AMENDMENT TO

                         REGISTRATION RIGHTS AGREEMENT


         This Amendment (this "Amendment") is made as of May 1, 1996 (the "Effective Date"), by and among Trustees of General Electric Pension Trust, a New York trust, Grumman Hill Investments, L.P., a Delaware limited partnership, Ralph J. Swett, Kenneth F. Hinther, John R. Fleming, John J. Willingham and Richard D. Irwin (the foregoing entities and individuals are collectively referred to herein as the "Amending Purchasers") and IXC Communications Inc. ("IXC"), a Delaware corporation and the successor-by-merger to Telecom Services Group, Inc. ("Telecom").


                                   BACKGROUND

         This Amendment is made with reference to the following facts:

         A. IXC and the Amending Purchasers are parties to that certain Telecom Services Group Inc., Registration Rights Agreement dated August 6, 1992 (the "Registration Rights Agreement"). Each capitalized term not otherwise defined herein shall have the meaning for such term set forth in the Registration Rights Agreement.

         B. Telecom was acquired by IXC on February 22, 1994 in a merger transaction in which the stockholders of Telecom received IXC stock in exchange for their Telecom shares. The total number of shares of IXC common stock received by all the Purchasers (as defined in the Registration Rights Agreement) with respect to Telecom Registrable Securities was 2,200,000 shares. Such IXC shares now constitute all the Registrable Securities, except to the extent such shares have ceased to meet the requirements for Registrable Securities set forth in the Registration Rights Agreement.

         C.      Telecom was merged with and into IXC on November 30, 1995.

         D. Section 5 of the Registration Rights Agreement allows for an amendment to the Registration Rights Agreement if the holders of fifty-one percent (51%) or more of the Registrable Securities provide their written consent to the amendment.

         E. As illustrated in Schedule I, the Amending Purchasers currently hold approximately seventy-five percent (75%) of the Registrable Securities and accordingly can, together with IXC, amend the Registration Rights Agreement.

         F. IXC is preparing for an initial public offering of its common stock (the "Public Offering"). The Public Offering will be of benefit to IXC and each Purchaser. The parties hereto believe it is expedient, necessary and appropriate in order to allow IXC to complete the Public Offering to delay the earliest date on which certain rights under the Registration Rights




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Agreement can be exercised.  Accordingly, the parties hereto desire to amend the Agreement pursuant to the terms set forth below.


                               TERMS OF AMENDMENT

         In consideration of the foregoing premises, the parties hereto hereby agree as follows:

         1. Delay of Rights. The Registration Rights Agreement is hereby amended so that no Purchaser or other holder of Registrable Securities shall have any rights under Section 2 of the Registration Rights Agreement until March 1, 1997.

         2. All other provisions of the Agreement shall remain unchanged and in full force and effect.


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         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first above written.



 IXC Communications, Inc.

 By:      /s/ JOHN J. WILLINGHAM                     /s/ RALPH J. SWETT
          -------------------------------       -------------------------------
 Name:    John J. Willingham                             Ralph J. Swett
          -------------------------------
 Title:   Senior Vice President and
          Chief Financial Officer
          -------------------------------

                                                   /s/ KENNETH F. HINTHER
                                                -------------------------------
 Trustees of General Electric Pension Trust,           Kenneth F. Hinther
 a New York Trust

 By:      /s/ JOHN H. MYERS
          -------------------------------
 Name:    John H. Myers                             /s/ JOHN R. FLEMING
          -------------------------------       -------------------------------
                                                        John R. Fleming
 Title:   Trustee
          -------------------------------



 Grumman Hill Investments, L.P.                    /s/ JOHN J. WILLINGHAM
                                                -------------------------------
                                                       John J. Willingham
 By:      Grumman Hill Associates, Inc.
 Its:     General Partner

 By:      /s/ RICHARD D. IRWIN
          -------------------------------
 Name:    Richard D. Irwin
          -------------------------------
 Title:   President
          -------------------------------






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                                   SCHEDULE I

              AMENDING PURCHASERS' OWNERSHIP OF FORMER TSGI SHARES



                                                               No. of IXC
                                                              Common Shares
                                                              Constituting
                                                               Registrable
                  Investor                                    Securities(1)
                  --------                                    -------------
 Trustees of General Electric Pension Trust  . . . . . . . .     558,000

 Grumman Hill Investments, L.P.  . . . . . . . . . . . . . .     290,000

 Richard D. Irwin  . . . . . . . . . . . . . . . . . . . . .     197,420(2)

 Ralph J. Swett  . . . . . . . . . . . . . . . . . . . . . .     282,020

 Kenneth F. Hinther  . . . . . . . . . . . . . . . . . . . .      90,000(3)

 John R. Fleming . . . . . . . . . . . . . . . . . . . . . .     140,000

 John J. Willingham  . . . . . . . . . . . . . . . . . . . .      90,000(4)
                                                               ---------
       Total . . . . . . . . . . . . . . . . . . . . . . . .   1,647,440
                                                               =========

 Total Registrable Securities  . . . . . . . . . . . . . . .   2,200,000

 1,647,440 / 2,200,000 . . . . . . . . . . . . . . . . . . .       74.88%

- --------------------------

1 Issued pursuant to the merger of TSGI Acquisition Corp. with and into Telecom Services Group, Inc. on February 22, 1994 (the "Merger").

2 Richard D. Irwin was originally issued 204,920 IXC Common Shares pursuant to the Merger. These shares were surrendered on January 4, 1995 and 197,420 were reissued to Mr. Irwin and 7,500 were issued to an individual who is not a party to the Registration Rights Agreement or this Amendment.

3 Kenneth F. Hinther was originally issued 140,000 IXC Common Shares pursuant to the Merger. A Certificate for 100,000 shares was surrendered on April 19, 1996 and of those shares, 50,000 were reissued to Mr. Hinther and 50,000 were issued to a trust formed for the benefit of one of his children.

4 John J. Willingham was originally issued 140,000 IXC Common Shares pursuant to the Merger. One hundred thousand (100,000) of the 140,000 shares were surrendered on January 20, 1995 and 50,000 shares were reissued to Mr. Willingham and 50,000 shares were reissued to an individual who is not a party to the Registration Rights Agreement or this Amendment.